News Release Contact: Terri Statham Phone Number: 770-270-6990 Email: terri.statham@opc.com OGLETHORPE POWER NAMES DAVID SORRICK AS EVP & CHIEF OPERATING OFFICER (TUCKER, Ga., February 2, 2022) – Oglethorpe Power and its Board of Directors are pleased to announce that David W. Sorrick will join the corporation on February 9, 2022 as Executive Vice President and Chief Operating Officer (COO), reporting to Oglethorpe Power’s President and Chief Executive Officer, Michael L. Smith. Sorrick succeeds Michael W. Price who will retire from the corporation after more than 35 years of distinguished service to Oglethorpe Power and the 38 Electric Membership Corporations (EMCs) the company serves. “David has extensive experience and expertise in the electric utility industry that aligns closely with Oglethorpe Power’s diverse generation asset portfolio, with broad knowledge of energy operations in the areas of natural gas, coal and hydro,” said Smith. “I am confident David’s leadership abilities and solid track record of success will allow us to continue to meet our Member EMCs’ existing and expanding power supply needs in a resilient, reliable and cost-effective manner.” “It’s been an honor and privilege to work closely with Mike Price and I thank him for the tremendous impact he has made in his time at Oglethorpe Power,” Smith continued. “Under Mike’s strong leadership, Oglethorpe Power has maintained sound and significant operational excellence that positions us for continued success well into the future.”

Sorrick comes to Oglethorpe Power with more than 30 years of energy generation experience, including responsibility for the Tennessee Valley Authority’s (TVA) fleet of natural gas, hydropower and coal. Sorrick has also held key positions with the Electric Power Research Institute (EPRI), Duke Energy, Progress Energy, GE Power Systems, and Florida Power Corp. Sorrick is a Licensed Professional Engineer who holds an MBA from the University of South Florida and a BS in Electrical Engineering from the University of Tennessee at Chattanooga. “It’s an exciting time to join Oglethorpe Power,” said Sorrick. “I look forward to navigating the operational challenges and opportunities that come with serving Georgia’s electric membership cooperatives.” About Oglethorpe Power Oglethorpe Power is one of the nation’s largest power supply cooperatives with approximately $15 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to approximately 4.3 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe Power balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, nuclear, hydroelectric and coal generating plants with a combined capacity of more than 8,300 megawatts. Oglethorpe Power was established in 1974 and is owned by its 38 Member Systems. Its headquarters are in Tucker, Georgia, an Atlanta suburb. For more information, visit www.opc.com. ###